Wordsmith
MEDIA, INC.

2591609

FILED
in the office of the Secretary of State
of the State of California

SEP 1 5 2005

mce

ARTICLES OF INCORPORATION

OF

WORDSMITH MEDIA, INC.

I

The name of this corporation is Wordsmith Media, Inc.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the **GENERAL CORPORATION LAW** of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

The Specific purposes of this corporation are to provide media content in various forms in the magazine and periodical aspect to target audiences in California through various means including subscriptions, television, radio and any other communications media available including the Internet to promote sales and provide content to customers.

III

The name and address in the State of California of this corporation's initial agent for service of process is:

Jose Davila
One Carlsbad Research Center
2382 Faraday Avenue
Suite 140
Carlsbad, CA. 92008

The principal office for the transaction of the business of the corporation shall be located in the County of Los Angeles, State of California.

IV

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of the State of

California) for breach of duty to the Corporation and its shareholders through By-law provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of the State of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of the State of California. Any repeal or modification of the provisions of this Article IV shall not adversely affect any rights or protections to which the Corporation's directors, officers or agents were entitled prior to such repeal or modification.

The directors of this corporation shall be designated "Trustees" and at the time of its incorporation this corporation shall have three such Trustees, whose names and residence addresses are as follows:

James D. Griffith
One Carlsbad Research Center
2382 Faraday Avenue
Suite 140
Carlsbad, CA. 92008

José A. Dávila
One Carlsbad Research Center
2382 Faraday Avenue
Suite 140
Carlsbad, CA. 92008

Joshua A. Wilcox
One Carlsbad Research Center
2382 Faraday Avenue
Suite 140
Carlsbad, CA. 92008

The number of Trustees of this corporation may at any time and from time to time be changed by the adoption or amendment of a by-law, but the number of Trustees as so established by the By-Laws shall at no time be less than two. The persons for the time being, constituting the Board of Trustees of this corporation shall exercise all of the rights and powers of members thereof.

V

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 50,000,000.

Wordsmith
MEDIA, INC.

The foregoing initial statement of the Articles of Incorporation of this corporation has been duly approved by the Board of Directors of this corporation.

Date: September 14, 2005 ________________________
James D. Griffith

Date: September 14, 2005 ________________________
José Dávila

Date: September 14, 2005 ________________________
Joshua Wilcox

The undersigned being all the persons named above as the initial directors, declare that they are the persons who executed the foregoing Articles of Incorporation, which execution is their act and deed.

Date: September 14, 2005 ________________________
James D. Griffith

Date: September 14, 2005 ________________________
José Dávila

Date: September 14, 2005 ________________________
Joshua Wilcox